EXHIBIT 9

June 27, 2018

Delaware Life Insurance Company

1601 Trapelo Road, Suite 30

Waltham, Massachusetts 02451

Re:	Initial Registration Statement of Delaware Life Variable Account F on Form N-4, Delaware Life Masters Prime Variable AnnuitySM

File No. 333- [To be assigned.]

Ladies and Gentlemen:

You have requested my Opinion of Counsel in connection with the filing of the above-referenced registration statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Delaware Life Masters Prime Variable AnnuitySM contracts (the “Contracts”) which when deemed effective, will be issued by Delaware Life Insurance Company (the “Company”) and Delaware Life Variable Account F (the “Variable Account”).

In giving this opinion, I have examined the Registration Statement and have examined such other documents and considered such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2. The Variable Account has been duly established by the Company under the laws of the state of Delaware.

3. The Contracts are legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the post-effective amendment to the Registration Statement.

Very truly yours,

/s/ Kenneth N. Crowley

Kenneth N. Crowley

AVP & Senior Counsel